                                                                EXHIBIT 4.04(c)



                              CERTIFIED TO BE A
                                  TRUE COPY
                             BY MAXINE J. LIEVOIS


                         FRANK'S NURSERY & CRAFTS, INC.
                                   (Assignor)


                                       to


                          MIDLAND LOAN SERVICES, L.P.
                                   (Assignee)


                         ASSIGNMENT OF RENTS AND LEASES


                          Dated:       March 14, 1996

                          Location:    250 28th Street SE
                                       Grand Rapids, Michigan 49508


                          RECORD AND RETURN TO:

                          MIDLAND LOAN SERVICES, L.P.
                          210 West 10th Street, 6th Floor
                          Kansas City, MO  64105
                          Attention:  MCF Closing Department


                          Loan No.      94-0903604

                          Store No. 25


                          THIS INSTRUMENT WAS DRAFTED BY:

                          Michael B. Hickman
                          Morrison & Hecker
                          2600 Grand Avenue
                          Kansas City, Missouri 64108-4606

                         ASSIGNMENT OF RENTS AND LEASES


  FOR VALUE RECEIVED, Frank's Nursery & Crafts, Inc., a Michigan corporation ("Assignor"), the address of which is 6501 East Nevada, Detroit, Michigan 48234, hereby grants, assigns, transfers and sets over unto Midland Loan Services, L.P., a Missouri limited partnership ("Assignee"), the address of which is 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105, and grants to Assignee a security interest in, (a) all of the rents, issues, profits and income whatsoever arising from or which may be had under any leases, occupancy agreements or storage or space agreements (the "Rents") now existing or which may be hereafter created, as the same may be extended, modified or renewed (such leases, occupancy agreements and storage agreements, together with all extensions, modifications and renewals thereof, are collectively referred to herein as the "Leases"), relating to all or any part of the (i) real estate described in Exhibit A attached hereto and by this reference made a part hereof or (ii) buildings or improvements now or hereafter located thereon (said real estate, buildings and improvements shall be hereinafter collectively referred to as the "Property"), (b) all right, title and interest of Assignor in and to all Leases, and (c) all security deposits, guaranties, letters of credit and other assurances of the lessee's or tenant's indebtedness under the Leases, together with any extensions and renewals thereof (the "Assurances"), as additional collateral security for (i) the payment of the Debt (as defined in the Mortgage [said document, as defined in the Note and as the same may be amended and modified from time to time hereafter, is herein called the "Mortgage"]), including, without limitation, the Debt now or hereafter evidenced by the Note (as defined in the Mortgage) in the principal amount of $682,878.00 of even date herewith, (ii) the payment of the Other Debt (as defined in the Mortgage) and the Additional Debt (as defined in the Mortgage), in the current original principal amounts of $19,288,597.69, and (ii) the performance and observance of all the covenants, warranties, representations, terms and conditions of the Note, Mortgage, Other Loan documents (as defined in the Mortgage), Additional Loan Documents (as defined in the Mortgage), this document and all other documents securing, evidencing or executed in connection with said Debt (collectively, the "Loan Documents").

  1. Assignor's Obligations. Assignor shall observe and perform all of the covenants, conditions, and agreements in any Lease or in any assignment in fact given by Assignor to Assignee of any particular Lease on the part of the Assignor or the landlord to be observed and performed thereunder. Assignor shall not, without the prior written consent of Assignee, (a) accept any payment of Rents or installment of Rents for more than one (1) month in advance except as otherwise provided in the Mortgage, (b) except in the ordinary course of the business of a mini-self-storage facility of less than ten percent (10%) of the rentable square footage of such storage facility ("Storage Facility"), amend, cancel, abridge, terminate, or modify any Lease, (c) except in the ordinary course of the business of a Storage Facility, enter into any Lease not existing as of the date hereof, (d) except in the ordinary course of the business of a Storage Facility, take any action or exercise any right or option which would permit the lessee or tenant under any Lease to cancel or terminate said Lease, (e) permit any Lease to be or become subordinate to any lien other than the lien of the Mortgage or any lien to which the Mortgage is now or may pursuant to their respective terms become subordinate, or (f) except in the ordinary course of the business of a Storage Facility, permit any assignment or sublease; provided, however, that the Assignee's right to approve any such assignment or sublease shall be co-extensive with the Assignor's right to approve such assignment or sublease as contained in the Lease to which the assignment or sublease relates and which Lease has been approved by the Assignee. As used in this Assignment of Rents and Leases, the terms "Lease" and "Leases" shall include, without limitation, all agreements for the management, maintenance, or operation of any part of the Property.

  2. Events of Default.

  (a) Upon the occurrence of an Event of Default (as defined in the Mortgage), Assignee may thereafter receive and collect the Rents and Assurances personally or through a receiver so long as such Event of Default shall exist and during the pendency of any foreclosure proceedings and during any redemption period, and Assignor agrees to consent to a receiver if this is believed necessary or desirable by Assignee to enforce its rights under this Assignment. Assignee shall be entitled to all of the rights and benefits conferred by Act No. 210 of the Michigan Public Acts of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCL 554.231 et seq). The collection of Rents and Assurances by the Assignee shall in no way waive the right of Assignee to foreclose the Mortgage in the event of any said Event of Default.

  (b) Upon the occurrence of an Event of Default, Assignee shall be entitled forthwith to take possession and control of the Property and shall have the sole and exclusive right and authority to manage and operate the same, with full power to employ agents to manage the premises, and to do all acts relating to such management, including, but not limited to, contracting and paying for such repairs and replacements to the buildings and fixtures, equipment and personal property located therein and used in any way in the operation, use, and occupancy of the Property as in the sole judgment and discretion of Assignee may be necessary to maintain the same in an operational condition, purchasing and paying for such additional materials and equipment as in sole judgment of Assignee may be necessary to maintain a proper income from the Property, employing necessary operational employees, maintenance employees, providing utilities and paying for all other necessary expenses incurred in the operation of the premises, maintaining adequate insurance coverage over hazards customarily insured against and paying the premiums therefor, and applying the Rents collected upon the Debt (as defined in the Mortgage and which includes any and all expenses incurred by the Assignee in entering, taking possession of, managing or operating the Property or collecting and receiving the Rents and Assurances), allocating the same as the Assignee in its sole and absolute discretion shall determine.

  (c) The occurrence of an Event of Default shall immediately vest in the Assignee the exclusive right to own and possess the Rents and Assurances regardless of whether it has served notices of default on lessees or tenants under the Leases. Any Rents received by Assignor after the occurrence of an Event of Default are received in trust for the benefit of the Assignee, and shall be applied to the actual, reasonable and necessary expenses of operation, management and maintenance of the Property; and the payment of the Debt; and Assignor shall account therefor to Assignee. The application of the Rents in accordance with this Assignment of Rents and Leases (this "Assignment") shall not constitute a defense to or bar to the exercise of all or any of the rights and remedies of the Assignee afforded by this Assignment or otherwise at law or in equity.

  3. Limitation of Assignee Liability. It is further understood that this Assignment shall not operate to place responsibility for the control, care, management or repair of the Property upon Assignee, nor for the performance of any of the terms and conditions of any Leases or other agreements assigned hereunder, nor shall it operate to make Assignee responsible or liable for any waste committed on the Property by the lessees or tenants or any other party or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or






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

control of the Property resulting in loss or injury to any lessee or tenant, invitee, licensee, employee or stranger.

  4. Obstruction. If the Assignor obstructs the Assignee in its efforts to collect the Rents or Assurances, or, after requested by the Assignee, unreasonably refuses, fails or neglects to assist the Assignee in collecting the Rents or Assurances, the Assignee shall be entitled to the appointment of a receiver of the Property and of the Rents and Assurances, the receiver to have whatsoever powers as the court making the appointment may confer.

  5. Further Assignment. Assignor hereby assigns to Assignee (a) any award or other payment which Assignor may hereafter become entitled to receive with respect to a Lease or other agreement relating or pertaining to the operation of the Property as a result of or pursuant to any bankruptcy, insolvency, or reorganization or similar proceedings involving any other party under such Lease or other agreement and (b) any and all payments made by or on behalf of any other party. Assignor hereby irrevocably appoints Assignee as its attorney to appear in any such proceeding and/or collect any such award or payment.

  6. Notice of Assignment. Assignee may, at its option, notify any lessees or tenants or other parties of the existence of this Assignment.

  7. Remedies Cumulative. The remedies of Assignee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein shall not be construed as a waiver of any of the other remedies of Assignee as long as any obligation under the Loan Documents remains unsatisfied.

  8. Other Security. Assignee may take or release other security for the payment of the Debt, may release any party primarily or secondarily liable therefor and may apply any other security held by it to the reduction or satisfaction of the Debt without prejudice to any of its rights under this Assignment.

  9. No Mortgagee-in-Possession. Nothing herein contained shall be construed as constituting Assignee a "mortgagee-in-possession" or "beneficiary-in-possession" in the absence of the taking of actual possession of the Mortgaged Property by Assignee. Assignor hereby expressly waives and releases all claims and liability against Assignee in Assignee's exercise of its rights and powers hereunder.

  10. Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth below (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered;
(b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid; to:

   Assignee:        Midland Loan Services, L.P.
                    210 West 10th Street, 6th Floor
                    Kansas City, MO 64105



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

   Assignor:       Frank's Nursery & Crafts, Inc.
                   6501 East Nevada
                   Detroit, MI 48234
                   Attention:  Robert M. Lovejoy, Jr.

Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail.

  Assignee and its duly authorized agents shall be entitled to enter the Property for the purpose of delivering any and all notices and other communications to the lessees, tenants or subtenants and occupiers thereof as shall be necessary or desirable in the Assignee's discretion to exercise its rights hereunder; and the Assignee and its agents shall have absolutely no liability to the Assignor in this connection; provided, however, that the Assignee shall not be obligated to give any lessee, tenant, subtenant or occupier of the Property any notice by personal delivery and the Assignee may in its sole discretion deliver any notices and communications by ordinary first-class U.S. mail, postage prepaid, or in any other permitted under this Paragraph.

  11. Conflict of Terms. In case of any conflict between the terms of this Assignment and the terms of either the Note or the Mortgage, the terms of the Note and the Mortgage shall prevail.

  12. No Oral Change. This Assignment and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Assignor or Assignee, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

  13. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Assignment (including pronouns) shall include the corresponding masculine, feminine or neuter forms, and the singular form of such words shall include the plural and vice versa. The word "Assignor" shall mean "each Assignor and any subsequent owner or owners of the Mortgaged Property or any part thereof or any interest therein"; the word "Assignee" shall mean "Assignee and any subsequent holder of the Note"; the word "Note" shall mean "the Note and any other evidence of indebtedness secured by the Mortgage"; the word "person" shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority and any other entity; the words "Property" shall include any portion of the Property and any interest therein; and the word "Debt" shall mean all amounts due and payable under the Note, together with all sums due under the Mortgage and the Loan Documents, including applicable attorney fees and costs.

  14. Non-Waiver. The acceptance of this Assignment and the collection of the Rents and Assurances in the event of an Event of Default, as referred to above, shall be without prejudice to and shall not constitute a waiver on the part of Assignee of any of Assignee's rights or remedies under the terms and conditions of the Loan Documents, at law or in equity, or otherwise. The failure of Assignee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Assignment. Assignor shall not be relieved of Assignor's obligations hereunder by reason of (i) failure of Assignee to comply with any request of Assignor or any other party to take any action to enforce any of the provisions hereof or of the Mortgage, the Note or the Loan





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

Documents; (ii) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or (iii) any agreement or stipulation by Assignee extending the time of payment or otherwise modifying or supplementing the terms of this Assignment, the Note, the Mortgage or the Loan Documents. Assignee may resort for the payment of the Debt to any other security held by Assignee in such order and manner as Assignee, in its sole and absolute discretion, may elect. Assignee may take any action to recover the Debt, or any portion thereof or to enforce any covenant hereof without prejudice to the right of Assignee thereafter to enforce its rights under this Assignment. The rights of Assignee under this Assignment shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Assignee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.

  15. Inapplicable Terms, Covenants or Conditions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such term, covenant or condition.

  16. Duplicate Originals. This Assignment may be executed in any number of duplicate originals, each of which shall be deemed to be an original.

  17. Applicable Law; Jurisdiction. This Assignment shall be governed and construed in accordance with the laws of the state in which the real property encumbered by the Mortgage is located, without regard to conflict of law provisions thereof. Assignor hereby submits to personal jurisdiction in the state courts located in said state and the federal courts of the United States of America (and any appellate courts taking appeals thereof) located in said state for the enforcement of Assignor's obligations hereunder and waives any and all personal rights under the law of any other state to object to jurisdiction within such state for the purposes of any action, suit, proceeding or litigation to enforce such obligations of Assignor. Assignor hereby waives and agrees not to assert, as a defense in any action, suit, proceeding or litigation arising out of or relating to this Assignment, the Note, the Mortgage and/or any of the Other Loan Documents: (a) that it is not subject to such jurisdiction or that such action, suit, proceeding or litigation may not be brought or is not maintainable in those courts or that this Assignment, the Note, the Mortgage and/or any of the Other Loan Documents may not be enforced in or by those courts or that it is exempt or immune from execution; (b) that the action, suit, proceeding or litigation is brought in an inconvenient forum; or (c) that the venue of the action, suit, proceeding or litigation is improper.

  18. Termination of Assignment. Upon payment in full of the Debt and the delivery and recording of a satisfaction, conveyance or discharge of the Mortgage duly executed by Assignee, this Assignment shall be deemed null and void and of no further effect.

  19. Successors and Assigns. This Assignment, together with the covenants and warranties herein contained, shall inure to the benefit of Assignee and any subsequent holder of the Note and beneficiary under the Mortgage and shall be binding upon Assignor, its heirs, executors, administrators, successors and assigns and any subsequent owner of the Mortgaged Property.

  20. WAIVER OF JURY TRIAL. ASSIGNOR AND ASSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION IN CONNECTION WITH THIS ASSIGNMENT, THE NOTE, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ASSIGNOR OR ASSIGNEE. THIS





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

PROVISION IS A MATERIAL INDUCEMENT FOR ASSIGNEE'S MAKING OF THE LOAN SECURED BY THE MORTGAGE AND THE LOAN DOCUMENTS.

  IN WITNESS WHEREOF, Assignor has executed this Assignment of Rents and Leases as of the 14th day of March, 1996.


In the Presence of:                        "Assignor"

   Lauren J. Cato                          FRANK'S NURSERY & CRAFTS, INC.,
- ---------------------------                a Michigan corporation
Print Name: Lauren J. Cato
           ----------------
   Maxine J. Lievois                       By: Robert M. Lovejoy, Jr.
- -------------------------------                ----------------------------
Print Name: Maxine J. Lievois              Print Name: Robert M. Lovejoy, Jr.
           --------------------            Title:  Vice President & Treasurer





                                ACKNOWLEDGEMENT


STATE OF MICHIGAN  )
                   )  ss.
COUNTY OF WAYNE    )

  The foregoing instrument was acknowledged before me this 14th day of March, 1996, by Robert M. Lovejoy, Jr., the Vice President and Treasurer of Frank's Nursery & Crafts, Inc. , a Michigan corporation, on behalf of the corporation.


                                         Sherry L. Rygwelski
                                         -------------------------------------
                                         Notary Public, Wayne County, Michigan

                                         My Commission Expires: 12/27/98


                                                              [NOTARY SEAL]


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

                                   EXHIBIT A

                               LEGAL DESCRIPTION


  The real property situated in the County of Kent, State of Michigan, described as follows:


Parcel 1:

Part of the West 1/2 of the Northwest 1/4, Section 15, T6N, R11W, City of Grand Rapids, Kent County, Michigan, commencing at the Northeast corner thereof; thence North 89 degrees 36 minutes 30 seconds West 480.0 feet along the North section line; thence South 02 degrees 52 minutes East 54.6 feet parallel with the West 1/8 line to the South line of 28th Street (100 feet wide) and beginning of this description; thence South 02 degrees 52 minutes East to a line 450 feet South from and parallel with the South line of 28th Street; thence 90 degrees 00 minutes West along said line to the East line of the West 348 feet of the Northwest 1/4; thence North 02 degrees 57 minutes 30 seconds West along said East line to a point 192.25 feet South from the South line of 28th Street; thence North 90 degrees 00 minutes East 93.11 feet; thence North 00 degrees 00 minutes 159.00 feet; thence North 90 degrees 00 minutes East 36.0 feet; thence North perpendicular to the South line of 28th Street to the South line of the North 15 feet of that part of the Northwest 1/4 lying South of the South line of 28th Street; thence East along said South line to the East line of the West 548 feet of the Northwest 1/4; thence North along said East line to the South line of 28th Street; thence East along the South line of 28th Street to beginning; except commencing 494.46 feet North 89 degrees 36 minutes 30 seconds West along the North section line and 54.68 feet South 0 degrees 05 minutes East from the Northeast corner of the West 1/2 of the Northwest 1/4; thence South 00 degrees 05 minutes East 410.90 feet; thence South 89 degrees 55 minutes West 100.0 feet; thence North 00 degrees 05 minutes West 376.04 feet; thence 90 degrees 00 minutes East 10.0 feet; thence North 0 degrees 05 minutes West 35.0 feet; thence North 90 degrees 00 minutes East 90.0 feet along the South line of 28th Street to beginning.

Parcel 2:

Easement for pedestrian and vehicular passage and vehicular parking on, over and across that certain property described in Exhibit D to that certain Reciprocal Easement Grant dated September 6, 1984, and filed for record in Liber 2440 at Page 569, appurtenant to and for the benefit of the property described above as Parcel 1.

Parcel 3:

Easement for pedestrian and vehicular passage and vehicular parking on, over and across that certain property described in Exhibit D to that certain Reciprocal Easement Grant dated July 18, 1983, and filed for record in Liber 2406 at Page 915, appurtenant to and for the benefit of the property described above as Parcel 1.





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